NIMPMOS SDN BHD (1274590-W)

Level 9, Melilea Tower, No. 6, Avenue 3 , The Horizon, Bangsar South,
No. 8, Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia
Tel: (603)2242 0484

Date:

CHING EU BOON (NRIC : 670716-10-5135)
40, Jalan Kelab Golf 13/5,
KGSAAS Green Meadow,
40100 Shah Alma,
Selangor Darul Ehsan

Dear Sirs,

LETTER OF EMPLOYMENT – APPOINTMENT AS CHIEF EXECUTIVE OFFICER

We are pleased to appoint you as the chief executive officer of our Company on the following terms. You will also be subject to the terms and conditions as agreed and amended from time to time by the Company as outlined in its policies, procedures, employee handbooks and other relevant documents.

(1) Position

The designation of your position is **CHIEF EXECUTIVE OFFICER** and in such other capacity as the directors may deem advisable from time to time. You are subject to transfer from one department to another within the same company or the same group of business entities as and when necessary.

The duration of your appointment is for a period of three (3) years unless otherwise extended.

(2) Date of Commencement

The date of commencement of your employment shall be on **1st June 2018** and you are required to report to work at 11.00 a.m.

(3) Normal Hours of Work

The office working hours are from 11:00 a.m. to 7:00 p.m., from Monday to Friday. The company may require you to vary the pattern of your working hours including Saturdays and Sundays without any overtime pay or credit leave on a temporary or permanent basis should the needs of the position require this.

(4) Allowance

You will not be paid a salary, but will be given an allowance of Ringgit Malaysia Thirty Thousand per month, commencing from the particular calendar month if you are able to cause the Company to achieve a turnover of Ringgit Malaysia One Million (RM1,000,000/-) per quarter.

(5) Duties and Activities

You may from time to time be assigned with the company's business by or under the authority of the directors and you shall at all times comply with all regulations and directions made by or under the authority of the directors from time to time.

During the employment, you shall serve the company well and faithfully and use your utmost endeavors to promote and protect the interests of the company and shall devote your full time, attention, abilities and skills to the affairs of the company.

You shall (without further remuneration), if and for so long as the directors may from time-to-time require:

(a) act as a director of the company;

(b) carry out duties on behalf of any related company;

(c) act as a director or an officer of any related company or hold any other appointment or office as nominee or representative of the company or any related company; and/or

(d) carry out such duties and the duties attendant on any such appointment or office as if they were duties to be performed by him on behalf of the company.

You shall observe and be subject to the terms, conditions and restrictions relating to your activities set out in **Schedule 1** attached hereto.

By accepting this letter of employment, you hereby acknowledge and agree that:

(a) each of the paragraphs of Schedule 1 constitutes an entirely separate and independent restriction on you;

(b) the duration, extent and application of each of the restrictions are reasonable and no greater than is necessary for the protection of the interests of the company;

(c) if any such restriction shall be adjudged by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the company but would be valid if a part of the wording thereof was deleted and/or the period thereof was reduced and/or the area dealt with thereby was reduced, the said restriction shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid and effective;and

(d) if the legal remedies for breach of the restrictions set forth in Schedule 1 are inadequate then, in addition to all other remedies available to the company, in the event of a breach or a threatened breach of any such restriction, the company may obtain temporary, preliminary and permanent injunctions against any and all such actions.

(6) EPF and SOCSO & EIS

For the time been until the Company achieve a turnover of Ringgit Malaysia One Million (RM1,000,000/-) per quarter and that we otherwise agree to pay you a allowance; we are now not required to contribute to Employees Provident Fund (EPF) and the *Pertubuhan Keselamatan Sosial* (SOCSO & EIS) for you as you are not deemed an employee of the Company. We may mutually discuss and agree to the same otherwise when the turnover milestone is achieved.

(7) Medical Leave and Benefits

You are entitled to fourteen (14) days sick leave per annum and a maximum of sixty (60) days hospitalization leave (inclusive of 14 days medical leave) per calendar year and the normal medical expenses which are certified by a General Practitioner (excluding dental and ophthalmic) shall be paid for by the company after the probationary period. You shall not be entitled to be paid in respect of any period during which you has been absent without leave.

(8) Annual Leave

You are entitled to twenty-four (24) days leave per annum to be taken at such reasonable time or times as may be approved by the directors. All leave applications should be submitted and approved before the commencement of the said leave. In the case of emergency, you must inform the company in the earliest possible during the day. Any and all such leave not taken in any calendar year may be carried forward to the following calendar year. Any leave not taken by the end of the second calendar year in respect of the previous calendar year may not be carried forward, unless otherwise approved by the directors

(9) Retirement

The official retirement age of all employees in this company is at the age of sixty (60). Subsequent employment service may be extended on a yearly contract basis.

(10) Confidential Information

Any information disclosed from the company to you, as well as any information you have access to or have learned, generated or created by you, whether alone or jointly with others, shall be "Confidential Information". Confidential Information includes but is not limited to: source codes, programming information, any agreements, client lists, client details, pricing information, trade secrets and other proprietor business and management methods, competitive analysis and strategies, employment, management and other organisational information, all other technical, marketing, operational, business, management, financial information of any nature whatsoever relating to the business of the company and any extracts therefrom. Confidential Information shall also include any information provided to the company by third parties and is subject to obligations of confidentiality.

Confidential Information shall not include: information that at the time of disclosure is publicly available, information which later becomes publicly available through no act or omission of the Employee, or information that Employee independently developed without the use of company's Confidential Information.

By accepting this letter of employment, you acknowledge and agree that you will not, during the course of your employment or thereafter, except with the written consent of the management of this company, as required by law or in the performance of your duties, use or disclose Confidential Information relating to this company and its business. You also agree to keep confidential all Confidential Information and to preserve the confidential and proprietary nature of the Confidential Information at all times.

Upon the termination or expiration of your employment with the company or upon written request from the company, you shall return all Confidential Information and the company's property in your possession including, without limitation, all originals, copies, translations, notes, or any other form of said material, without retaining any copy or duplicates thereof, and promptly to delete or destroy any and all written, printed, electronic or other material or information derived from the Confidential Information.

(11) No Ownership

All rights, titles and interest in and to any Confidential Information will remain the property of the company. You also agree to assign to the company all your right, title, interest in and to any discoveries, inventions and improvements, whether a registrable intellectual property or not, that you make, conceive or suggest, whether alone or jointly with others, while you are under the employment of the company.

(12) No Solicitation

You agree that from the Date of Commencement of your employment and for a period of two (2) years thereafter, you will not (and will not assist or encourage others to), directly or indirectly, on your own behalf or on behalf of or in conjunction with any person or entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any clients, merchants, agents, employees or any persons or parties related to the company to terminate or alter their relationship with the company in any way.

(13) No Competition

You agree that at no time from the Date of Commencement of your employment and for a period of two (2) years thereafter, you will not engage in any business activity which is competitive with the company nor work for any company which competes with the company.

(14) Prior Commitments and Indemnification

You represent and warrant that you are free to sign this letter of employment, and is not bound by any employment agreement, non-disclosure agreement, non-competition agreement or any other agreement, document or obligation, that may infringe on or limit your ability or in any manner prevent you from performing any of the obligations under your Position, or that may result in liability to the company in any manner, action, suit or other proceeding concerning your former employment with any former employer or the termination thereof. You shall indemnify and hold the company harmless against any and all costs, legal fees, losses, liabilities and expenses resulting from claims, demands, suits, actions or judgments arising out of or in any way related to your representations, warranties, covenants, agreements, acknowledgments or assignments as set forth in this letter of employment.

(15) Indemnity

The Company agrees that if you are made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action brought against you by the Company) by reason of the fact that you are or were an employee of the Company or are or were serving at the request of the Company, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, you shall be indemnified by the Company to the fullest extent permitted by applicable law, against all reasonably and actually incurred legal expenses and related costs incurred or suffered by you in connection therewith provided that you cooperate with the Company in connection with such actual or threatened action, suit, proceeding or investigation, and such indemnification shall continue even if you have ceased to be an officer or are no longer employed by the Company and shall inure to the benefit of your heirs, executors and administrators. Unless otherwise provided in an indemnification agreement with the Company, no indemnity shall be paid by the Company (i) if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; (ii) if it is finally determined that, in connection with the above action, suit or proceeding, that your conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or wilful; or (iii) if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful. Unless otherwise provided in an indemnification agreement with the Company, you agree to reimburse the Company for all reasonable expenses paid by the Company in defending any civil or criminal action suit or proceeding against you in the event and only to the extent that it shall be ultimately determined that you are not entitled to be indemnified by the Company for such expenses under the provisions of applicable law, , this letter of employment or otherwise.

(16) <u>Termination</u>

During the period of probation, either the company or you may give seven (7) days' notice in writing to the other party to terminate your employment under this letter.

Upon confirmation of permanent employment, the company may terminate your services without advance notice and with immediate effect under the following circumstances:

(a) breach of laws (excluding minor traffic offences);

(b) an act of bankruptcy within the meaning of the Insolvency Act 1967 or other applicable laws is committed or you are declared a bankrupt or has bankruptcy proceeding commenced against you or any such analogous events occur under any provisions of applicable laws;

(c) you are found guilty of any act or thing which may bring discredit or disrepute on the company or any related company;

(d) you neglect or refuse, without reasonable cause, to attend to the business of the company or any related company to which you are assigned with duties;

(e) you misappropriate assets of the company or any related company;

(f) after due inquiry, you are found guilty by the company of misconduct of a grave nature;

(g) neglect of duty or negligence conduct;

(h) being found, in the reasonable opinion of the company, to be intoxicated or under the influence of non-prescribed drugs during working hours;

(i) any conduct which causes imminent and serious risk to the reputation, viability or profitability of the company's business;

(j) disclosure of any Confidential Information of the firm to any third party;

(k) any act of sexual harassment against another employee or any other person;

(l) in serious breach of any terms in this letter;

(m) you become medically (whether physically or mentally) unfit to the point where you are unable to render your services to the company effectively;

(n) you are guilty of dishonesty;

(o) if the you are incapacitated by reason of your health or accident from performing your duties and obligations hereunder and shall have been so incapacitated for a total period of ninety (90) days or more (whether or not consecutive) in the preceding twelve (12) months; or

(p) the employment becomes illegal in Malaysia.

Otherwise,

NIMPMOS SDN BHD (1274590-W)

Level 9, Melilea Tower, No. 6, Avenue 3 , The Horizon, Bangsar South,
No. 8, Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia
Tel: (603)2242 0484

a) one (1) month's notice in writing shall be required by either the company or yourself – for executive or below positions;

b) two (2) months' notice in writing shall be required by either the company or yourself – for senior executive positions; and

c) three (3) months' notice in writing shall be required by either the company or yourself – for manager or higher positions.

Upon termination of the employment for whatever reason, you shall:

(a) deliver to the company all books, documents, papers, materials, diskettes, tapes or other computer material, credit cards, and other properties relating to the business of the company or any related company which may then be in your possession or under your power or control;

(b) take all necessary action to resign without claim for compensation from all offices held in the company or any related company and from membership of any organization acquired by reason of or in connection with the employment and if you shall fail to do so the company is hereby irrevocably authorized to appoint some persons to act in the your name and on the your behalf to sign any documents and do any act or thing necessary or requisite to give effect thereto; and

(c) forthwith take all necessary steps (including without limitation, obtaining any necessary approvals) to resign your position as a director of the company and/or any related company or any associated company of the company in writing (and, if so directed by the company, under seal) without compensation for loss of office as such director and in the event of your failure to do so, the company is hereby irrevocably authorized to appoint some persons to act in your name and on your behalf to execute any documents and to do all things requisite to give effect to such resignation

If the above terms and conditions are acceptable to you, please sign and return the duplicate copy of this letter.

Yours truly,

Ng Weng Leong
Director

I hereby confirm my acceptance of the above mentioned terms and conditions of employment:

Name: **CHING EU BOON**
NRIC: **670716-10-5135**
Date:

SCHEDULE 1

TERMS, CONDITIONS AND RESTRICTIONS ON ACTIVITIES

(Clause 5)

1. During the period of the employment, you shall not without the company's prior written consent be directly or indirectly engaged or interested in any capacity in any other business, trade or occupation, except as disclosed or declared to the company in writing prior to the date of this letter provided that this provision shall not prohibit the holding whether directly or through nominees of quoted investments.

2. Except as disclosed or declared to the company in writing prior to the date of this letter, you shall not, until two (2) years after the termination of the employment:

   (a) within any jurisdiction or marketing area in which the company or any related company is doing business, directly or indirectly own, manage, operate, control, by employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business if the type and character engaged in and competitive with that conducted by the company or any related company. For these purposes, ownership of securities not exceeding 5 per cent of any class of securities of a public company listed on a stock exchange shall not be considered to be competition with the company or any related company; or

   (b) persuade or attempt to persuade any potential customer or client to which the company or any related company has been a presentation, or with which the company or any related company has been in negotiations or having discussions, not to deal with or hire the company or any related company or to deal with or hire another company.

3. You shall keep secret and shall not at any time (whether during the employment of after the termination of employment for whatever reason) use for your own or another's advantage, or reveal to any person, firm or company, any of the trade secrets, business methods or information which the you knew or ought reasonably to have known to be confidential concerning the business or affairs of the company or any related company so far as they shall have come to your knowledge during the employment. The restrictions contained in this paragraph 3 shall not apply:

   (a) to any disclosure or use authorized by the directors or required by law or by the employment; or

   (b) so as to prevent the you from using your own personal skill in any business in which you may be lawfully engaged (subject to paragraph 2 of this Schedule) after the employment has ended; or

   (c) to any trade secrets, business methods or information which may lawfully and without breach of the provision of this paragraph 3 have come into the public domain; or

   (d) any disclosure required by an order issued by a court of competent jurisdiction.

4. You agree that all processes, procedures, programs, discoveries, ideas, formulae, improvements, developments, technologies, designs, inventions (collectively "Inventions"), whether or not patentable or copyrightable, conceived, develop, invented, or made solely by you, or jointly with others, during the employment shall be conclusively deemed "work for hire" (to the extend applicable), and is the property of, and belongs to, the company and shall in connection therewith (whether during the term of the employment or after the termination of this letter), (i) assign to the company, without additional compensation, all patent, copyright, trademark, trade name, service mark and other rights to such inventions for any country, (ii) sign all documents and instruments necessary to carry out the foregoing and (iii) take such further actions as the company may reasonably request in order to protect and otherwise perfect the rights of the company to such inventions.

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